Exhibit 99.2

Recent Developments

Preliminary Fiscal 2019 Results

Our consolidated financial statements for the year ended December 31, 2019 are not yet available. Based on our preliminary results, we anticipate that total revenue for the fiscal year ended December 31, 2019 to be between $5.00 billion and $5.15 billion. Adjusted EBITDA for the fiscal year ended December 31, 2019 is anticipated to be between $2.47 billion and $2.50 billion, and Free Cash Flow before special items for the fiscal year ended December 31, 2019 is anticipated to be between $570 million and $610 million. In addition, gross customer revenue attrition for the fiscal year ended December 31, 2019 is anticipated to be approximately 13.5%. These preliminary results are consistent with our previously issued full-year 2019 guidance. Our financial closing procedures for the three months and year ended December 31, 2019 are not yet complete. As a result, our actual results for the year ended December 31, 2019 may differ materially from the preliminary estimated financial results included in our financial outlook ranges for full-year 2019 upon the completion of our financial closing procedures, final adjustments, and other developments that may arise prior to the time our financial results are finalized. All of the range data presented above is preliminary and unaudited, based upon our estimates, and subject to further internal review by our management and compilation of actual results. We have provided estimated ranges for this data primarily because our closing procedures for the quarter ended December 31, 2019 are not yet complete and we have not generated data for the full quarter. Our management’s estimates are based upon monthly information currently available to us and extrapolation from such information. While we expect that our results will be within these ranges, our actual results may differ materially from these preliminary estimates. The preliminary estimated financial data included in this offering memorandum has been prepared by, and is the responsibility of our management.

The Company is not providing a quantitative reconciliation of its financial outlook for Adjusted EBITDA and Free Cash Flow before special items to net income (loss) and net cash provided by operating activities, which are their respective corresponding GAAP measures, because these GAAP measures that are excluded from the Company’s non-GAAP financial outlook are difficult to reliably predict or estimate without unreasonable effort due to their dependence on future uncertainties, such as special items discussed herein under the heading “Use of Non-GAAP Financial Information—Adjusted EBITDA” and “Use of Non-GAAP Financial Information—Free Cash Flow.” Additionally, information that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results. The preliminary financial and operating results for the fiscal year ended December 31, 2019 are forward-looking statements based on preliminary estimates and reflect the best judgment of our management but involve a number of risks and uncertainties which could cause actual results to differ materially from those set forth in our estimates and from past results, performance or achievements. Such preliminary results are subject to finalization of our quarterly and annual financial and accounting procedures and should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. Consequently, there can be no assurances that the actual financial and operating results for the fiscal year ended December 31, 2019 will be identical to the preliminary estimates set forth above, and any variation between our actual results and the estimates set forth above may be material. In addition, such results do not purport to indicate our results of operations for any future period beyond the fiscal year ended December 31, 2019.

Adjusted EBITDA and Covenant Adjusted EBITDA (Pre-SAC) are non-GAAP measures that we believe is useful to investors to measure the operational strength and performance of our business and to provide additional information to investors about certain non-cash items and about unusual items that we do not expect to continue at the same level in the future, as well as other items. Further, we believe Adjusted EBITDA and Covenant Adjusted EBITDA (Pre-SAC) provide a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.

We define Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets, (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions, (vi) merger, restructuring, integration, and other, (vii) losses on extinguishment of debt, (viii) radio conversion costs, (ix) financing and consent fees, (x) foreign currency gains/losses, (xi) acquisition related adjustments, and (xii) other charges and non-cash items. We define Covenant Adjusted EBITDA (Pre-SAC) as Adjusted EBITDA adjusted for costs in our statement of operations associated with the acquisition of customers, net of revenue associated with the sale of equipment (expensed net SAC).

There are material limitations to using Adjusted EBITDA and Covenant Adjusted EBITDA (Pre-SAC). Adjusted EBITDA do not take into account certain significant items, including depreciation and amortization, interest, taxes, and other adjustments, including subscriber acquisition costs, which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted EBITDA and Covenant Adjusted EBITDA (Pre-SAC) in conjunction with net income as calculated in accordance with GAAP.

The table below reconciles Adjusted EBITDA and Covenant Adjusted EBITDA (Pre-SAC) to net (loss) income for the periods presented.

	Twelve Months Ended September 30, 2019	Nine Months Ended September 30,		Years Ended December 31,
(in thousands)		2019	2018	2018	2017	2016
Net (loss) income	$(501,626)	$(352,157)	$(459,686)	$(609,155)	$342,627	$(536,587)
Interest expense, net	627,964	465,977	501,217	663,204	732,841	521,491
Income tax benefit	(85,199)	(81,576)	(19,840)	(23,463)	(764,313)	(266,151)
Depreciation and intangible asset amortization	1,986,735	1,502,574	1,446,768	1,930,929	1,863,299	1,232,967
Amortization of deferred subscriber acquisition costs	75,596	58,544	42,876	59,928	51,491	16,769
Amortization of deferred subscriber acquisition revenue	(101,261)	(78,506)	(56,381)	(79,136)	(46,454)	(10,717)
Share-based compensation expense	87,233	65,126	112,905	135,012	11,276	4,625
Merger, restructuring, integration and other	17,955	23,069	1,770	(3,344)	64,828	393,788
Goodwill impairment	133,444	45,482	—	87,962	—	—
Loss on business held for sale	55,489	55,489	—	—	—	—
Loss on extinguishment of debt	103,004	103,004	274,836	274,836	4,331	28,293
Radio conversion costs(a)	12,985	12,637	4,751	5,099	12,244	34,405
Financing and consent fees(b)	32,136	23,279	—	8,857	63,593	5,302
Foreign currency losses / (gains)(c)	1,580	(531)	1,117	3,228	(23,804)	16,042
Acquisition related adjustments(d)	21,737	16,725	11,166	16,178	2,588	62,845
Licensing fees(e)	—	—	(21,533)	(21,533)	—	—
Other(f)	12,068	16,914	(49)	(4,895)	38,256	29,817

Adjusted EBITDA(g)	$2,489,630	$1,876,050	$1,839,917	$2,453,497	$2,352,803	$1,532,889

Subscriber acquisition costs, net(h)	285,107	216,507	227,117	295,717	334,764	272,351
Covenant Adjusted EBITDA (Pre-SAC)(i)	$2,774,737	$2,092,557	$2,067,034	$2,749,214	$2,687,567	$1,805,240

(a)	Represents costs associated with upgrading cellular technology used in many of our security systems, offset by any incremental revenue earned.
(b)	Represents fees incurred associated with the issuance, restatement, and amendment of debt.
(c)	Represents the conversion of intercompany loans that are denominated in Canadian dollars to U.S. dollars.
(d)	Represents amortization of purchase accounting adjustments and compensation arrangements related to acquisitions.
(e)	The year ended December 31, 2018 and the nine months ended September 30, 2018 include other income related to approximately $22 million of one-time licensing fees.
(f)

Represents certain advisory and other costs associated with our transition to a public company as well as other charges and non-cash items. The nine months ended September 30, 2019 include an estimated legal settlement, net of insurance, of $6 million. The nine months ended September 30, 2018 and the year ended December 31, 2018 include a gain of $7.5 million from the sale of equity in a third party that we received as part of a settlement. The years ended December 31, 2017 and 2016 include fees of $20 million and $13 million, respectively, under a management consulting agreement, which was terminated in connection with the consummation of the initial public offering.

(g)

Does not give effect to (a) the disposition of ADT Security Services Canada, Inc. (“ADT Canada”), which we consummated on November 5, 2019, or (b) the acquisition of Defenders Holdings, Inc. (“Defenders”), which we consummated on January 6, 2020. For more information on the disposition of ADT Canada, refer to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 12, 2019, including the unaudited pro forma condensed consolidated financial information of the Company and its subsidiaries giving effect to the disposition of ADT Canada that were filed as Exhibit 99.1 thereto. Prior to the acquisition, the cost of acquiring accounts from Defenders was capitalized. Subsequent to the acquisition, account generation costs will be expensed all or in part. As a result, while we are unable to quantify the impact currently, we expect that this change will have a negative impact on our Adjusted EBITDA, and we expect such impact to be material. We do not expect that these two transactions in aggregate will have a significant impact on Free Cash Flow before special items.

(h)	Represents expensed costs associated with the acquisition of new customers, net of revenue associated with the sale of equipment.
(i)

Does not give effect to (a) the disposition of ADT Canada, which we consummated on November 12, 2019, or (b) the acquisition of Defenders, which we consummated on January 6, 2020. For more information on the disposition of ADT Canada, refer to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 5, 2019, including the unaudited pro forma condensed consolidated financial information of the Company and its subsidiaries giving effect to the disposition of ADT Canada that were filed as Exhibit 99.1 thereto. We do not expect that the acquisition of Defenders will impact Covenant Adjusted EBITDA (Pre-SAC), which includes gross subscriber acquisition cost expenses, net. We do not expect that these two transactions in aggregate will have a significant impact on our Free Cash Flow before special items.

As a public company, we are obligated to develop and maintain proper and effective internal control over financial reporting and any failure to do so may adversely affect investor confidence in us and, as a result, the trading price of the notes. We have not yet completed our 2019 assessment of the effectiveness of Internal Control Over Financial Reporting (ICFR).

As required by the Sarbanes Oxley Act of 2002 and commencing with the fiscal year ending December 31, 2019, we are required to have our independent registered public accounting firm perform an integrated audit that includes an assessment by them of the effectiveness of ICFR. The Company has not yet completed its testing and assessment of the effectiveness of the Company’s ICFR as of December 31, 2019. As the Company completes its year end procedures, including its assessment of controls, it may determine that there are one or more significant deficiencies or material weaknesses in its ICFR.

If our senior management is unable to conclude we have effective ICFR, and our independent registered public accounting firm cannot render an unqualified opinion on the effectiveness of our ICFR, we may not be able to accurately report our financial results, or report them in a timely manner and we could be subject to regulatory scrutiny, a loss of public and investor confidence, and to litigation from investors and stockholders, all of which could have a material adverse effect on our business and the trading price of the notes. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, also could restrict our future access to the capital markets.